Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-253468

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 8, 2021)

PORTAGE BIOTECH INC.

Up to $30,000,000

and

94,508

Ordinary Shares

We have entered into a purchase agreement, or Purchase Agreement, dated July 6, 2022, with Lincoln Park Capital Fund, LLC, or Lincoln Park, related to the issuance and sale of up to $30,000,000 of our ordinary shares (“Purchase Shares”) that we may sell to Lincoln Park from time to time pursuant to the Purchase Agreement, as well as the sale of up to 94,508 ordinary shares that were issued to Lincoln Park as commitment shares under the Purchase Agreement.

This prospectus supplement and the accompanying prospectus cover the resale of these ordinary shares by Lincoln Park to the public. See “Lincoln Park Transaction – Purchase Agreement Terms” for a description of the Purchase Agreement. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act in respect of the securities that it may sell from time to time hereunder.

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement depending on the type of purchase notice we submit to Lincoln Park from time to time. We will pay the expenses incurred in connection with the issuance of our ordinary shares. See “Plan of Distribution.”

Our ordinary shares are listed on the NASDAQ Stock Market, or NASDAQ, under the symbol "PRTG." On August 16, 2022, the last reported sales price of our ordinary shares on NASDAQ was $7.77 per share.

Investing in our securities involves a high degree of risk. See the section of this prospectus entitled "Risk Factors" beginning on page S-6 of this prospectus and any applicable prospectus supplement and under similar sections in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2022

ABOUT THIS PROSPECTUS

This prospectus relates to part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in our base prospectus included in the shelf registration statement in one or more offerings up to a total aggregate offering price of $200,000,000. The $30,000,000 of ordinary shares that may be offered, issued and sold under this prospectus is included in the aggregate of $200,000,000 of securities that may be offered, issued and sold pursuant to our shelf registration statement.

This prospectus relates to an offering of our ordinary shares. Before buying any of our ordinary shares, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of our ordinary shares and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus used in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that us used in connection with this offering, in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to "Portage," "the company," "we," "us," "our" and similar references refer to Portage Biotech Inc., an company established under the laws of the British Virgin Islands, and where appropriate our consolidated subsidiaries.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "seek," "should," "strategy," "target," "will," "would" and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in this section of the prospectus titled "Risk Factors." Furthermore, such forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference into this prospectus. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus is accurate as of any date other than as of the date of this prospectus and that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any of our ordinary shares, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our ordinary shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section contained in this prospectus supplement, our financial statements and the related notes thereto and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Business Overview

Portage is a clinical stage immune-oncology company focused on overcoming immune resistance. Including the Tarus Therapeutics acquisition completed in July 2022, it currently manages 14 immuno-oncology assets at various development stages. We source, nurture and develop the creation of early- to mid-stage, first- and best-in-class therapies for a variety of cancers, by funding, implementing viable, cost effective product development strategies, clinical counsel/trial design, shared services, financial and project management to enable efficient, turnkey execution of commercially informed development plans. Our drug development pipeline portfolio encompasses products or technologies based on biology addressing known resistance pathways/mechanisms of current check point inhibitors with established scientific rationales, including intratumoral delivery, nanoparticles, liposomes, aptamers, and virus-like particles.

The Portage Approach

Our mission is to advance and grow a portfolio of innovative, early-stage oncology assets based on the latest scientific breakthroughs focused on overcoming immune resistance. Given these foundations, we manage capital allocation and risk as much as we oversee drug development. By focusing our efforts on translational medicine and pipeline diversification, we seek to mitigate overall exposure to many of the inherent risks of drug development.

Our approach is guided by the following core elements:

•	Portfolio diversification to mitigate risk and maximize optionality;

•	Capital allocation based on risk-adjusted potential, including staged funding to pre-specified scientific and clinical results;

•	Virtual infrastructure and key external relationships to maintain a lean operating base;

•	Internal development capabilities complemented by external business development;

•	Rigorous asset selection with disciplined ongoing evaluation; and

•	Focus on translational medicine and therapeutic candidates with in vivo single agent activity.

We believe that our corporate structure results in enhanced operational efficiency and maintains an optimal cost structure by centralizing strategic/tactical support, shared services, including all research and development operations, capital allocation/ contribution, human resources, administrative services, and business development, as well as other services to each of our immuno-oncology platforms and assets currently in various development stages. Our execution is achieved, in part, through our internal core team and utilizing our large network of experts, contract labs, and academic partners.

The Company generally operates through wholly owned, partially owned and controlled subsidiary and affiliated companies that we actively manage, finance and control, and believes it is not subject to the regulation of the Investment Company Act of 1940, as amended (“40 Act”), based on the definition of investment companies. Notwithstanding that, as the Company primarily operates within the biomedical industry as a research and development business, the Company believes that it is also able to take advantage of the non-exclusive safe harbor of Rule 3a-8 promulgated under the 40 Act so as not to be characterized as an investment company. The Company has adopted a capital preservation policy referenced in that rule.

Corporate Information

We are a British Virgin Islands company. Our principal executive offices are located at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110, and we may be reached through our United States telephone number is 203-221-7378. Our website address is https://www.portagebiotech.com. We make available free of charge on our website our annual and other reports that we file with the SEC, including amendments to those reports, as soon as reasonably practicable after we electronically file material with, or furnish such material to, the SEC. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus. Our ordinary shares are listed on NASDAQ under the symbol "PRTG."

THE OFFERING

Ordinary shares to be offered pursuant to this prospectus	Up to $30 million of our ordinary shares that we may sell to Lincoln Park, from time to time at our sole discretion over the next 36 months in accordance with the Purchase Agreement and 94,508 ordinary shares previously issued to Lincoln Park as commitment shares, or the Commitment Shares, under the Purchase Agreement. We will not receive any cash proceeds from the issuance of the Commitment Shares.

Ordinary shares outstanding as of August 1, 2022	16,944,783 ordinary shares.

Ordinary shares to be outstanding after the offering	Up to 20,805,786 ordinary shares (subject to the exclusions noted after this table), assuming sales of 3,861,003 ordinary shares, based on assumed sales of all $30,000,000 in value of our ordinary shares, at an assumed offering price of $7.77 per share, which was the last reported sale price of an ordinary share on NASDAQ on August 16, 2022. The actual number of shares issued will vary depending on the sales price under this offering.

Use of Proceeds	We will receive up to $30,000,000 from the sale of ordinary shares to Lincoln Park. We will not receive any proceeds from the sale of the Commitment Shares. We currently intend to use the net proceeds, if any, for operating costs, including working capital needs and for other general corporate purposes including acquisitions and investments in other businesses, research and development and product trials. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade, interest-bearing instruments and U.S. government securities. See "Use of Proceeds" on page S-10 of this prospectus.

Risk Factors	You should read the "Risk Factors" section on page S-6 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our ordinary shares.

NASDAQ trading symbol	PRTG

The number of ordinary shares that will be outstanding immediately after this offering as shown above is based on 16,944,783 ordinary shares outstanding as of August 1, 2022. The number of shares outstanding, as used throughout this prospectus, unless otherwise indicated, excludes:

•	1,614,028 ordinary shares issuable upon the exercise of outstanding options, warrants and restricted stock units.; and

•	any ordinary shares that may be issued under the Amended and Restated 2021 Equity Incentive Plan.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should consider carefully the risks described below and those described under the section captioned "Risk Factors" contained in our most recent Annual Report on Form 20-F for the fiscal year ended March 31, 2022, any subsequent Annual Reports on Form 20-F, any subsequent filings on Form 6-K, and all other information contained or incorporated by reference into this prospectus before deciding whether to purchase any of the ordinary shares being offered under this prospectus. If any of the risks actually occur, our business, prospects, consolidated financial condition or results of operations could be adversely affected. In such case, the trading price of our ordinary shares could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus or the documents incorporated by reference into this prospectus as a result of different factors, including the risks we face described below.

Risks Related to this Offering

The sale of our ordinary shares to Lincoln Park will cause dilution of prior outstanding percentage ownership, and the sale of the ordinary shares acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our ordinary shares to fall.

The Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase from Portage up to $30,000,000 of our ordinary shares may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our ordinary shares in the public market. Depending on market liquidity at the time, sales of the shares may cause the trading price of our ordinary shares to fall.

We generally have the right to control the timing and amount of any future sales of our ordinary shares to Lincoln Park. Additional sales of our ordinary shares, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of our ordinary shares pursuant to the Purchase Agreement. If and when we do sell ordinary shares to Lincoln Park, after Lincoln Park has acquired them, Lincoln Park may resell all, some or none of those ordinary shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our ordinary shares. Additionally, the sale of a substantial number of our ordinary shares to Lincoln Park, or the anticipation of the sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We have a history of operating losses and may never achieve profitability in the future.

Historically, we have generated only a limited amount of business income, notwithstanding a highly valued asset distribution to our shareholders of the Company share ownership of Biohaven.

Our objective is to enable research and development so as to create early- to mid-stage, first- and best-in-class therapies for a variety of cancers, by providing funding, strategic business and clinical counsel, and shared services, with the goal of creating viable products that may be monetized through licensing, manufacturing and distribution or outright sale. Our principal activities are engaging in research and development to identify and validate new drug targets that could become marketed drugs in the future. For this, we will require significant financial resources without any income, and we expect to continue incurring operating losses for the foreseeable future.

Our ability to generate revenue in the future or achieve profitable operations is largely dependent upon our ability to attract and maintain experienced management and know-how to develop new drug candidates and to partner with major pharmaceutical companies to successfully commercialize any successful drug candidates. It takes many years and significant financial resources to successfully develop pre-clinical or early clinical drug candidates into marketable drugs, and we cannot assure you that we will be able to achieve these objectives. Although, we were successful in achieving significant value growth in an investment made in Biohaven, which resulted in the distribution of Biohaven shares as an asset dividend to our shareholders with a then market value of approximately $153 million in fiscal 2018, we cannot say that we will be able to achieve any similar success in our future business activities.

We will have future capital needs, and there are uncertainties as to our ability to raise additional funding.

Our current cash resources will not cover all of our operational costs and the needs of our subsidiaries to progress towards clinical trials.  Additional capital will be needed to test product candidate in human trials, obtain regulatory approvals and ultimately to commercialize such product candidates.

In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if:

•	we experience scientific progress sooner than expected in our future discovery, research and development projects, if we expand the magnitude and scope of these activities, or if we modify our focus as a result of our discoveries;

•	we experience setbacks in our progress with pre-clinical studies and clinical trials are delayed;

•	we experience delays or unexpected increased costs in connection with obtaining regulatory approvals, particularly in light of the current inflationary environment;

•	we are required to perform additional pre-clinical studies and clinical trials;

•	we experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; or

•	we elect to develop, acquire or license new technologies and products

If sufficient capital is not available, we may be required to delay, reduce the scope of, eliminate or divest of one or more of our research or development projects, any of which could have a material adverse effect on our business, financial condition, prospects or results of operations.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors, including the results of future research and development activities. We expect our expenses to increase if and when we initiate and conduct additional clinical trials, and seek marketing approval for our product candidates. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current shareholders, or upon terms which may be deemed more favorable than those offered to current shareholders. In addition, the issuance of securities in any future financing may dilute an investor's equity ownership and have the effect of depressing the market price for our securities, including the ordinary shares. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our shareholders.

We may sell ordinary shares or other securities in any other offering at a price per share that is less than the price per share that might be paid by investors in this offering, and investors purchasing ordinary shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

Our management will have broad discretion over the use of proceeds from the sale of ordinary shares to Lincoln Park, and management may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from the sale of ordinary shares to Lincoln Park. We intend to use the net proceeds from this offering, if any, for operating costs, including working capital needs and for other general corporate purposes, including acquisitions and investments in other businesses, research and development and product trials. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our ordinary shares. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our ordinary shares to decline and impair the commercialization of our products and/or delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our shareholders.

If you purchase ordinary shares, you may experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The price per share of our ordinary shares being sold under this prospectus by Lincoln Park may be higher than the net tangible book value per share of our outstanding ordinary shares prior to this offering, which may result in new investors in the company incurring immediate dilution.

Our share price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our ordinary shares could incur substantial losses.

Our share price has fluctuated in the past, has recently been volatile, and may be volatile in the future. The stock market in general and the market for biotechnology companies in particular has experienced volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. The market price for our ordinary shares may be influenced by many factors, including, but not limited to, the following:

•	investor reaction to our business strategy;

•	the success of competitive products or technologies;

•	results of clinical studies or future product candidates or those of our competitors;
•	regulatory or legal developments, especially changes in laws or regulations applicable to our products;

•	introductions and announcements of new products by us, results of clinical trials, our commercialization partners, or our competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory agencies with respect to our products, clinical studies, manufacturing process or sales and marketing terms;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire or in-license additional products or product candidates;

•	developments concerning our collaborations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	declines in the market prices of publicly traded stocks generally;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our ordinary shares, other comparable companies, or our industry generally;

•	trading volume of our ordinary shares;

•	sales of our ordinary shares by us or our shareholders;

•	general economic, industry and market conditions;

•	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics such as COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability; and

•	the other risks described in this "Risk Factors" section and the "Risk Factors" sections included in the documents incorporated by reference in this prospectus.

These broad market and industry factors may seriously harm the market price of our ordinary shares, regardless of our operating performance. Since the share price of our ordinary shares has fluctuated in the past, has been volatile from time to time, and may be volatile in the future, investors in our ordinary shares could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management's attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our ordinary shares.

Our Memorandum and Articles of Association authorizes the issuance of an unlimited number of ordinary shares, upon resolution of our board of directors, without shareholder approval. Any future issuances of ordinary shares would further dilute the percentage ownership of us held by holders of our ordinary shares. In addition, the issuance of additional shares may be used as an "anti-takeover" device without further action on the part of our shareholders, and may adversely affect the holders of the ordinary shares.

USE OF PROCEEDS

We may receive up to $30 million in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park. We may sell fewer than all of the ordinary shares offered by this prospectus supplement, in which case our offering proceeds will be less. Because we are not obligated to sell any of our ordinary shares under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time.

We currently intend to use the net proceeds from the sale of our ordinary shares to Lincoln Park primarily for operating costs, including working capital needs and for other general corporate purposes including acquisitions and investments in other businesses, research and development and product trials. The amounts and timing of our actual expenditures will depend on numerous factors including the progress in, and costs of, our clinical trials and other preclinical development programs and the amount of funding, if any, received from grants. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade, interest-bearing instruments and U.S. government securities. We have broad discretion in determining how the proceeds of this offering will be used, and our discretion is not limited by the aforementioned possible uses. Accordingly, investors in Portage will be relying on the judgment of management regarding the application of the net proceeds. Our board of directors believes the flexibility in application of the net proceeds is prudent.

DIVIDEND POLICY

We do not plan on declaring any cash dividends on our ordinary shares in the foreseeable future. We expect to retain all available cash funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our ordinary shares will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

DILUTION

The sale of our ordinary shares to Lincoln Park pursuant to the Purchase Agreement may have a dilutive impact on our shareholders. In addition, the lower our share price is at the time we exercise our right to sell shares to Lincoln Park, the more ordinary shares we will have to issue to Lincoln Park pursuant to the Purchase Agreement to acquire the same amount of financing and our existing shareholders will experience greater dilution.

Our net tangible book value as of March 31, 2022 was approximately $4.7 million, or $0.35 per ordinary share based on 13,348,943 shares outstanding as of March 31, 2022, and $0.28 per ordinary share based on 16,944,783 shares outstanding as of August 1, 2022. Net tangible book value per share is calculated by subtracting our total liabilities less the contingent consideration from our total tangible assets, which is total assets less intangible assets and goodwill, and dividing this amount by the number of ordinary shares outstanding.

After giving effect to the assumed sale by us of 3,861,003 ordinary shares to Lincoln Park pursuant to the Purchase Agreement at an assumed average sale price of $7.77 per ordinary share, which was the last reported sale price of an ordinary share on Nasdaq on August 16, 2022, and after deducting estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2022 would have been approximately $34.7 million, or $1.67 per ordinary share. This represents an immediate increase in net tangible book value per share of $1.39 to our existing shareholders.

The following table illustrates this per share dilution:

Assumed public offering price per share		$7.77
Net tangible book value per share as of March 31, 2022 (based on shares outstanding as of August 1, 2022)	$0.28
Increase in pro forma net tangible book value per share attributable to this offering	$1.39
Pro forma as adjusted net tangible book value per share after giving effect to this offering		$1.67
Dilution per share to new investors participating in this offering		$6.10

The above table and discussion is based on 16,944,783 ordinary shares outstanding as of August 1, 2022. The calculation of the net tangible book value per share above does not account for the acquisition of Tarus Therapeutics, Inc. The issued and outstanding ordinary shares as of August 1, 2022 includes the issue of 2,425,999 ordinary shares and excludes the following, unless otherwise noted, as of August 1. 2022:

•	1,614,028 ordinary shares issuable upon the exercise of outstanding options, warrants and restricted stock units.; and

•	any ordinary shares that may be issued under the Amended and Restated 2021 Equity Incentive Plan.

To the extent that we issue any securities that permit conversion into ordinary shares, such as options or we issue restricted stock or otherwise issue additional ordinary shares in the future, at a price less than the public offering price in this offering, there will be further dilution to the investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, securities convertible into ordinary shares or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF ORDINARY SHARES

Our authorized capital stock includes an unlimited number of ordinary shares, with no par value per share.  As of August 1, 2022, there were 16,944,783 ordinary shares issued and outstanding.  No shares are held in treasury. We are not authorized to issue any preferred stock.

General.  All of our outstanding shares are fully paid and non-assessable. We have the right to issue shares for cash and other consideration. Certificates representing the shares may be issued in registered form and book entry form. Our shareholders who are non-residents of the British Virgin Islands may freely hold, transfer and vote their shares.

Dividends.  Subject to the BVI Act and our Memorandum and Articles of Association, our directors may, by resolution, authorize a distribution to shareholders at such time and of such an amount as they think fit, if they are satisfied, on reasonable grounds, that, immediately after the distribution, we will satisfy the 'solvency test'. A company will satisfy the solvency test if (i) the value of the company's assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due. Where a distribution is made to a shareholder at a time when the company did not, immediately after the distribution, satisfy the solvency test, it may be recovered by the company from the shareholder unless (i) the shareholder received the distribution in good faith and without knowledge of the company's failure to satisfy the solvency test; (ii) the shareholder has altered his position in reliance on the validity of the distribution; and (iii) it would be unfair to require repayment in full or at all.

Unissued Shares.  Our unissued shares shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares offer, allot, grant options over or otherwise dispose of shares or other securities to such persons, at such times and upon such terms and conditions as we may by resolution of the directors determine. Before issuing shares for a consideration other than money, the directors shall pass a resolution stating the amount to be credited for the issue of the shares, and that, in their opinion, the present cash value of the non-money consideration and money consideration for the issue is not less than the amount to be credited for the issue of the shares.

Voting Rights.  Holders of our ordinary shares have identical voting rights except as otherwise expressly provided in our Amended Memorandum and Articles of Association or required by applicable law, on any matter that is submitted to a vote of our shareholders. Holders of our ordinary shares are entitled to one vote per ordinary share.

Under the BVI Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, TSX Trust Company, which enters the names of our shareholders in our register of members. If (a) information that is required to be entered in the register of shareholders is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct us to pay all costs of the application and any damages the applicant may have sustained.

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder of record who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. In the case of a tie vote at a meeting of shareholders, the chairman shall be entitled to a second or casting vote.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting. Shareholders of record may also pass written resolutions without a meeting by a majority vote.

Transfer of Shares.  Certificated shares in our company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written evidence of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate. We may also issue shares in uncertificated form. We shall not be required to treat a transferee of a registered share in our Company as a member until the transferee's name has been entered in the share register. The register of members may be closed at such times and for such periods as the board of directors may from time to time determine.

Liquidation. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, a voluntary liquidator may be appointed under Part XII of the BVI Act if we satisfy the solvency test (as aforementioned save that it is satisfied if assets equal or exceed liabilities). Our shareholders of our ordinary shares have equal liquidation rights.

Redemption of Shares.  As permitted by the BVI Act and our Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired by us provided that, immediately following the repurchase or redemption, we are satisfied we will pass the applicable solvency tests.

We will require member consent before any share can be purchased, redeemed or otherwise acquired by us, save where such redemption is pursuant to certain statutory provisions, such as pursuant to section 179 of the BVI Act (redemption of minority shares) which allows for the holders of 90% or more of the votes to instruct the company to redeem the shares of the company held by the remaining shareholders.

Variations of Rights of Shares.  If at any time, there are different classes  or series of shares issued and outstanding, unless otherwise provided by the terms at the time of issuance of those shares of that class or series, the rights and privileges attaching to any such class or series may, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued and outstanding shares of the class or series and of the holders of not less than three-fourths of the issued and outstanding shares of any other class or series of shares which may be adversely affected by such variation.

Pre-Emption Rights. British Virgin Islands law does not make a distinction between public and private companies and some of the protections and safeguards (such as statutory pre-emption rights) that investors may expect to find in relation to a public company are not provided for under British Virgin Islands law, save to the extent they are expressly provided for in the Memorandum and Articles of Association. There are no pre-emption rights applicable to the issuance of new shares by us under either British Virgin Islands law generally or our Memorandum and Articles of Association more specifically.

Changes in Authorized Ordinary Shares. By resolution of our directors we may (i) consolidate and divide all or any of our unissued authorized shares into shares of larger amount than our existing shares; (ii) sub-divide our existing ordinary shares, or any of them into shares of smaller amount than is fixed by our memorandum of association, subject nevertheless to the provisions of the BVI Act; or (iii) create new classes of shares with preferences to be determined by the board of directors at the time of authorization.

Meetings of Shareholders. If our shareholders want us to hold a meeting of shareholders of the company, they may requisition the directors to hold one upon the written request of shareholders entitled to exercise at least 10% of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, this 10% threshold may only be increased to a maximum of 30% and any such increase would require an amendment to the Memorandum and Articles of Association.

Subject to our Memorandum and Articles of Association, a meeting of shareholders of the company will be called by not less than 10 days' written notice and no more than 60 days’ notice. Notice of every meeting of shareholders may be delivered electronically and will be given to all of our shareholders. However, the inadvertent failure of the convener or conveners of a meeting of shareholders to give notice of the meeting to a shareholder, or the fact that a shareholder has not received the notice, does not invalidate the meeting.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy two or more shareholders entitled to vote at the meeting.

TAXATION

British Virgin Islands Tax Consequences

Under the law of the British Virgin Islands, as currently in effect, a holder of ordinary shares of the Company who is not a resident of the British Virgin Islands is not liable for British Virgin Islands income tax on dividends paid with respect to the ordinary shares of the Company, and all holders of securities of the Company are not liable to the British Virgin Islands for income tax on gains realized on the sale or disposal of securities. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated under the Companies Law.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the Companies Law. In addition, securities of companies incorporated under the Companies Law are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between (i) the United States and the British Virgin Islands or (ii) Canada and the British Virgin Islands, although a Tax Information Exchange Agreement is in force between the United States and the BVI and Canada and the BVI.

The BVI Economic Substance (Companies and Limited Partnership) Act (Revised Edition 2020) (“ESA”).

The above legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities, which attract profits without real economic activity provides (among other things) that BVI companies that carry out certain defined activities, need to take steps to establish substance in the British Virgin Islands. We have taken advice and will be filing our economic substance declaration in the BVI shortly in accordance with the requirements of the legislation. The Company itself will not be subject to any such requirements to establish economic substance in the BVI. Although it is presently anticipated that the ESA will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

BVI Data Protection

The Data Protection Act, 2021 (the “BVI DPA”) came into force in the British Virgin Islands on July 9, 2021. The BVI DPA establishes a framework of rights and duties designed to safeguard individuals’ personal data, balanced against the need of public authorities, businesses and organizations to collect and use personal data for lawful purposes. The BVI DPA is centered around seven data protection principles (the General Principle, the Notice and Choice Principle, the Disclosure Principle, the Security Principle, the Retention Principle, the Data Protection Principle and the Access Principle) which require that:

•	personal data must not be processed without consent unless specific conditions are met and must not be transferred outside the British Virgin Islands, unless there is proof of adequate data protection safeguards or consent from the data subject;

•	where consent has been given to processing of personal data, the data subject may at any time withdraw his or her consent;

•	a data controller must inform a data subject of specific matters, for instance the purposes for which it is being collected and further processed;

•	personal data must not be disclosed for any purpose other than the purpose for which it was to be disclosed at the time of collection or a purpose directly related thereto or to any party other than a third party of a class previously notified to the data subject;

•	a data controller shall, when processing personal data, take practical steps to protect personal data from loss, misuse, modification, unauthorized or accidental access or disclosure, alteration or destruction;

•	personal data must not be kept for longer than is necessary for the purpose;

•	personal data must be accurate, complete, not misleading and kept up to date; and

•	a data subject must be given access to his or her own personal data and be able to correct that data where it is inaccurate, incomplete, misleading or not up to date, except where a request for such access or correction is refused under the BVI DPA.

The BVI DPA imposes specific obligations on data controllers, including the duty to (i) apply the data protection principles; and (ii) respond in a timely fashion to requests from data subjects in relation to their personal data.

The Information Commissioner is the regulator responsible for the proper functioning and enforcement of the BVI DPA. Offences under the BVI DPA include:

•	processing sensitive personal data in contravention of the BVI DPA;

•	willfully obstructing the Information Commissioner or an authorized officer in the conduct of his or her duties and functions;

•	willfully disclosing personal information in contravention of the BVI DPA; and

•	collecting, storing or disposing of personal information in a manner that contravenes the BVI DPA.

Offences committed under the BVI DPA may result in fines (up to US$500,000 in certain cases) or imprisonment. Further, a data subject who suffers damage or distress as a result of their data being processed in contravention of the DPA may institute civil proceedings in the British Virgin Islands courts.

U.S. Federal Income Tax Consequences

The discussion below is for general information only and is not, and should not be interpreted to be, tax advice to any holder of our ordinary shares. Each holder or a prospective holder of our ordinary shares is urged to consult his, her or its own tax advisor.

General

This section is a general summary of the material United States federal income tax consequences to U.S. Holders, as defined below, of the ownership and disposition of our ordinary shares as of the date of this report. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury regulations promulgated and proposed thereunder, judicial decisions and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. The summary applies to you only if you hold our ordinary shares as a capital asset within the meaning of Section 1221 of the Code. In addition, this summary generally addresses certain U.S. federal income tax consequences to U.S. Holders related to classification as a PFIC. The United States Internal Revenue Service, or the IRS, may challenge the tax consequences described below, and we have not requested, nor will we request, a ruling from the IRS or an opinion of counsel with respect to the United States federal income tax consequences of acquiring, holding or disposing of our ordinary shares. This summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to the ownership of our ordinary shares. In particular, the discussion below does not cover tax consequences that depend upon your particular tax circumstances nor does it cover any state, local or foreign law, or the possible application of the United States federal estate or gift tax. You are urged to consult your own tax advisors regarding the application of the United States federal income tax laws to your particular situation as well as any state, local, foreign and United States federal estate and gift tax consequences of the ownership and disposition of the ordinary shares. In addition, this summary does not take into account any special United States federal income tax rules that apply to a particular U.S. or non-U.S. holder of our common shares, including, without limitation, the following:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a financial institution or a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that holds our common shares in a hedging transaction or as part of a straddle or a conversion transaction;

•	a person whose functional currency for United States federal income tax purposes is not the U.S. dollar;

•	a person liable for alternative minimum tax;

•	a person that owns, or is treated as owning, 10% or more, by voting power or value, of our ordinary shares;

•	certain former U.S. citizens and residents who have expatriated; or

•	a person who receives our shares pursuant to the exercise of employee stock options or otherwise as compensation.

U.S. Holders

For purposes of the discussion below, you are a "U.S. Holder" if you are a beneficial owner of our ordinary shares who or which is:

•	an individual United States citizen or resident alien of the United States (as specifically defined for United States federal income tax purposes);

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust (x) if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) if it was in existence on August 20, 1996, was treated as a United States person prior to that date and has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisor.

Passive Foreign Investment Company (PFIC)

Under the Code, we will be a PFIC for any taxable year in which, after the application of certain "look-through" rules with respect to related companies, either (i) 75% or more of our gross income consists of "passive income," or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, "passive income." Passive income generally includes interest, dividends, rents, rents and royalties other than certain rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, and capital gains. Whether we will be a PFIC in any year depends on the composition of our income and assets, and the relative fair market value of our assets from time to time, which we expect may vary substantially over time. We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change from year to year based on our income and assets and our anticipated future operations. We were a PFIC in the fiscal year ended in 2018 and may have been a PFIC in prior years and may be a PFIC in the future. We do not believe, at this time, that we will be a PFIC for the fiscal year ended March 31, 2020 or 2021, due to the fact that we made the acquisition of several immune-oncology related businesses in 2018.

If we are a PFIC for any fiscal year during which a U.S. Holder holds our ordinary shares, we generally will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding fiscal years during which the U.S. Holder holds our ordinary shares, unless we cease to meet the threshold requirements for PFIC status and that U.S. Holder makes a qualifying "deemed sale" election with respect to the ordinary shares. If such an election is made, the U.S. Holder will be deemed to have sold the ordinary shares it holds at their fair market value on the last day of the last fiscal year in which we qualified as a PFIC, and any gain from such deemed sale will be subject to the consequences described below. After the deemed sale election, the ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, the U.S. Holder may be subject to adverse tax consequences. Generally, gain recognized upon a disposition (including, under certain circumstances, a pledge) of our ordinary shares by the U.S. Holder would be allocated ratably over the U.S. Holder's holding period for such ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year. Further, to the extent that any distribution received by a U.S. Holder on our ordinary shares exceeds 125% of the average of the annual distributions on such ordinary shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner described immediately above with respect to gain on disposition.

If we are a PFIC for any fiscal year during which any of our non-U.S. subsidiaries is also a PFIC, a U.S. Holder of our ordinary shares during such year will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules to such subsidiary. U.S. Holders should consult their tax advisers regarding the tax consequences if the PFIC rules apply to any of our subsidiaries. Alternatively, if we are a PFIC and if our ordinary shares are "regularly traded" on a "qualified exchange," a U.S. Holder may be eligible to make a mark-to-market election that would result in tax treatment different from the general tax treatment described above. Our ordinary shares would be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. NASDAQ is a qualified exchange for this purpose. Additionally, because a mark-to-market election cannot be made for equity interests in any lower-tier PFIC that we may own, a U.S. Holder that makes a mark-to-market election with respect to us may continue to be subject to the PFIC rules with respect to any indirect investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder's tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of our ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisers about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a so-called "Qualified Electing Fund" election to avoid the PFIC rules regarding distributions and gain described above. The PFIC taxation regime would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held our ordinary shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made a valid and effective QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder's pro rata share of our ordinary earnings as ordinary income and such U.S. Holder's pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. U.S. Holders should be aware, however, that we are not required to make this information available but have agreed to do so for our fiscal year ended March 31, 202- for those United States shareholders who ask for it. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. U.S. Holders should consult with their own tax advisors regarding eligibility, manner and advisability of making a QEF election if we are treated as a PFIC.

In addition, if we are a PFIC or, with respect to particular U.S. Holders, are treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns our ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to us, generally with the U.S. Holder's federal income tax return for that year. If we are a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements

The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of our ordinary shares, the consequences to them if we are or become a PFIC, any elections available with respect to our ordinary shares, and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of our ordinary shares.

Non-U.S. Holders

If you are not a U.S. Holder, you are a "Non-U.S. Holder."

Distributions on Our Ordinary Shares

You generally will not be subject to U.S. federal income tax, including withholding tax, on distributions made on our ordinary shares unless:

•	you conduct a trade or business in the United States, and

•	the distributions are effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net income basis in respect of income from our ordinary shares, such distributions are attributable to a permanent establishment that you maintain in the United States).

If you meet the two tests above, you generally will be subject to tax in respect of such dividends in the same manner as a U.S. Holder, as described above. In addition, any effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Generally, you will not be subject to U.S. federal income tax, including withholding tax, in respect of gain recognized on a sale or other taxable disposition of our ordinary shares unless:

•	your gain is effectively connected with a trade or business that you conduct in the United States (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net income basis in respect of gain from the sale or other disposition of our ordinary shares, such gain is attributable to a permanent establishment maintained by you in the United States), or

•	you are an individual Non-U.S. Holder and are present in the United States for at least 183 days in the taxable year of the sale or other disposition, and certain other conditions exist.

You will be subject to tax in respect of any gain effectively connected with your conduct of a trade or business in the United States generally in the same manner as a U.S. Holder, as described above. Effectively connected gains realized by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30 percent or such lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

Payments, including dividends and proceeds of sales, in respect of our ordinary shares that are made in the United States or by a United States related financial intermediary will be subject to United States information reporting rules. In addition, such payments may be subject to United States federal backup withholding tax. You will not be subject to backup withholding provided that:

•	you are a corporation or other exempt recipient, or

•	you provide your correct United States federal taxpayer identification number and certify, under penalties of perjury, that you are not subject to backup withholding.

Amounts withheld under the backup withholding rules may be credited against your United States federal income tax, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Foreign asset reporting

Certain U.S. Holders, who are individuals, are required to report information relating to an interest in ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of ordinary shares.

LINCOLN PARK TRANSACTION – PURCHASE AGREEMENT TERMS

On July 6, 2022, Portage entered into the Purchase Agreement with Lincoln Park, pursuant to which Portage may require Lincoln Park to purchase its ordinary shares having an aggregate value of up to $30 million over a period of 36 months. Pursuant to the Purchase Agreement, Lincoln Park will be obligated to purchase ordinary shares in three different scenarios as described below.

Regular Purchase – At any time and provided that the closing sale price of the ordinary shares is not less than $0.25 per share, from time to time on any business day selected by Portage (the “Purchase Date”), Portage shall have the right, but not the obligation, to require Lincoln Park to purchase up to 30,000 ordinary shares (the “Regular Purchase Amount”) at the Purchase Price (as defined below) per purchase notice (each such purchase, a “Regular Purchase”). Lincoln Park’s committed obligation under each Regular Purchase shall not exceed $1,500,000; provided, that the parties may mutually agree at any time to increase the dollar amount of any Regular Purchase on any Purchase Date above and beyond the forgoing amounts that Lincoln Park is committed to purchase. The purchase price for Regular Purchases (the “Purchase Price”) shall be equal to the lesser of: (i) the lowest sale price of the ordinary shares during the Purchase Date, and (ii) the average of the three (3) lowest closing sale prices of the ordinary shares during the ten (10) business days prior to the Purchase Date. Portage shall have the right to submit a Regular Purchase notice to Lincoln Park as often as every business day. “Closing Date” shall mean the date that customary conditions to closing have been satisfied, including that Portage’s shelf registration statement for the ordinary shares to be issued pursuant to the Purchase Agreement is effective and available for use and any listing application and/or exchange approvals, to the extent applicable, have been approved.

Accelerated Purchase – In addition to Regular Purchases and provided that Portage has directed a Regular Purchase in full, Portage in its sole discretion may require Lincoln Park on each Purchase Date to purchase on the following business day (“Accelerated Purchase Date”) up to the lesser of (i) three (3) times the number of ordinary shares purchased pursuant to such Regular Purchase, and (ii) 25% of the trading volume on the Accelerated Purchase Date at a purchase price equal to the lesser of 97% of (i) the closing sale price on the Accelerated Purchase Date, and (ii) the Accelerated Purchase Date’s volume weighted average price (the “Accelerate Purchase Price”). The parties may mutually agree to increase the number of ordinary shares sold to Lincoln Park on any Accelerated Purchase Date at the Accelerated Purchase Price. Portage shall have the right in its sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and Portage may direct multiple Accelerated Purchases in a day; provided, that delivery of Ordinary shares has been completed with respect to any prior Regular and Accelerated Purchases Lincoln Park has purchased.

Tranche Purchase – In addition to Regular Purchases and Accelerated Purchases and provided that the closing price of the ordinary shares is not below $0.25, at any time beginning five (5) business days from the Closing Date, Portage shall have the option to require Lincoln Park to purchase up to $3,000,000 in separate purchases of up to $1,000,000 for each purchase (the “Tranche Purchases”, and with Regular Purchases and Accelerated Purchases, the “Committed Purchases”). The purchase price for each Tranche Purchase shall be equal to 90% of the Purchase Price. Portage may deliver notice to Lincoln Park for a Tranche Purchase so long as at least twenty (20) business days have passed since any Tranche Purchase was completed.

Upon execution of the Purchase Agreement, Portage issued to Lincoln Park 94,508 Ordinary shares as a commitment fee.

Portage shall have the right to terminate the Purchase Agreement for any reason, effective upon one (1) business day prior written notice to Lincoln Park. Lincoln Park has no right to terminate the Purchase Agreement.

The committed purchases shall be suspended if any of the following occur: (i) the shelf registration statement is not available for the sale of all of the ordinary shares issued pursuant to the Purchase Agreement for ten (10) consecutive trading days or for a total of thirty (30) trading days out of the preceding 365 days; (ii) the ordinary shares cease to be DTC authorized and participating in the D.W.A.C./F.A.S.T. systems; (iii) suspension of the ordinary shares from trading for one (1) trading day; (iv) any breach of the representations and warranties or covenants contained in any related agreements with Lincoln Park which has or which could have a material adverse effect on Portage, Lincoln Park or the value of the ordinary shares, subject to reasonable cure periods to be agreed upon for curable breaches of covenants; (v) if Portage is listed on a national exchange or market (excluding the OTC Markets, OTC Bulletin Board or comparable market), at any time prior to shareholder approval of the Purchase Agreement more than 19.99% of Portage’s aggregate Ordinary shares, determined as of the date of the Purchase Agreement, would be issuable to Lincoln Park in violation of the principal securities exchange or market rules; (vi) if the ordinary shares cease to be eligible for trading on the NASDAQ Capital Market, Portage’s principal market, and is not immediately thereafter trading on the NASDAQ Global Select Market, the NASDAQ Global Market, the NYSE, the NYSE American, or the OTC Markets; or (vii) Portage’s insolvency or Portage’s participation or threatened participation in insolvency or bankruptcy proceedings by or against Portage. The Committed Purchases may resume following the resolution of any of these events.

The Purchase Agreement does not impose any financial or business covenants on Portage, and there are no limitations on the use of proceeds received by Portage from Lincoln Park. Portage may raise capital from other sources in its sole discretion; provided, however, that Portage shall not enter into any similar agreement for the issuance of variable priced equity-like securities until the three (3) year anniversary of the Signing Date, excluding, however, an At-The-Market (ATM) transaction with a registered broker-dealer, such as the current agreement that Portage has with Cantor Fitzgerald.

PLAN OF DISTRIBUTION

Pursuant to this prospectus supplement and the accompanying prospectus, there will be offered up to $30.0 million in value of our ordinary shares and 94,508 ordinary shares previously issued as the Commitment Shares under the Purchase Agreement. This prospectus supplement and the accompanying prospectus also cover the resale of these shares by Lincoln Park to the public.

We may, from time to time and at our sole discretion, direct Lincoln Park to purchase our ordinary shares in amounts up to 30,000 ordinary shares on any single business day from and after the date of this prospectus supplement, which amounts may be increased to up to $1,500,000 in value of our ordinary shares depending on the market price of our ordinary shares at the time of sale, subject to further increases upon the parties mutual agreement, which share amounts and related market prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement. In addition, upon notice to Lincoln Park, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase additional ordinary shares in “accelerated purchases,” and/or “tranche purchases” as set forth in the Purchase Agreement, and described above. The purchase price per ordinary share is based on the market price of our ordinary shares at the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of our ordinary shares. The Company has agreed to reimburse Lincoln Park for certain of its expenses in connection with the offering.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our ordinary shares or any hedging transaction, which establishes a net short position with respect to our ordinary shares. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus supplement.

This offering will terminate on the date that all shares offered by this prospectus supplement have been sold to Lincoln Park.

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be passed upon for us by Forbes Hare, our British Virgin Islands counsel. Certain other legal matters will be passed upon for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

The consolidated financial statements of Portage Biotech Inc. and Subsidiaries as of March 31, 2022 and 2021, and for the years then ended, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, have been audited by Marcum LLP, an independent registered public accounting firm, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual and current reports and other information with the SEC. Our SEC filings are available to the public at the SEC's website at www.sec.gov. Additional information about us is contained at our website, https://www.portagebiotech.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus. This filing incorporates by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act:

• our Annual Report on Form 20-F for the fiscal year ended March 31, 2022, filed with the SEC on August 1, 2022;

• our Reports on Form 6-K filed with the SEC on June 23, 2022, July 7, 2022, July 8, 2022, July 19, 2022, and August 1, 2022; and

• with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus; and

• The description of our ordinary shares contained in the Registration Statement on Form 8-A, filed with the SEC on February 18, 2021, including any further amendment or report filed hereafter for the purpose of updating such description.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus, but not delivered with this prospectus. Any request may be made by writing or telephoning us at the following address or telephone number:

Portage Biotech Inc.

Attention: Investor Relations

c/o Portage Development Services Inc.

61 Wilton Road, Westport, Connecticut 06880

203-221-7378

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.

PORTAGE BIOTECH INC.

Up to $30,000,000

and

94,508

Ordinary Shares

___________________________________

PROSPECTUS

August 19, 2022